Exhibit 3.2
                              CERTIFICATE OF AMENDMENT
                                       TO THE
                                AMENDED AND RESTATED
                            CERTIFICATE OF INCORPORATION
                                         OF
                                RENTERS CHOICE, INC.
                                (the "Corporation")


      Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned Corporation files the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation, which amends Article FOURTH thereof so as to change the authorized capital stock of the Corporation.
                                       ARTICLE   I

      The name of the Corporation is Renters Choice, Inc.

                                       ARTICLE  II

      The following amendment to the Amended and Restated Certificate of Incorporation was adopted by the Board of Directors of the Corporation on March 18, 1996 and by the shareholders of the Corporation on May 20, 1996:

      The first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

      FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 50,000,000 shares of common stock, having a par value of $0.01 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, having a par value of $0.01 per share (the "Preferred Stock").

                                       ARTICLE  III

      The number of shares of the Corporation outstanding and entitled to vote at the time of such adoption was 24,378,108 shares of Common Stock.

                                       ARTICLE  IV

      The number of shares outstanding and entitled to vote which voted for the amendment was 21,235,814 while the number of shares outstanding and entitled to vote which voted against the amendment was 806,992. 2,335,302 shares abstained from voting on the amendment.
                                       ARTICLE  V

      This amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
                                       21

      IN WITNESS WHEREOF, I have hereunto set my hand this the 23rd day of May, 1996.

                                          RENTERS CHOICE, INC.

                                          /s/ MARK E. SPEESE
                                              --------------
                                              Mark E. Speese, President